HARTFORD SERIES FUND, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Hartford Series Fund, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every ten shares of each class of the series of common stock, $0.001 par value per share, of the Corporation designated as Hartford Money Market HLS Fund (the “Money Market Shares”) that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of such class of the Money Market Shares, $0.010 par value per share.

SECOND:  The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD:  The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to (a) decrease the par value of the Money Market Shares of the Corporation issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.010 per share to $0.001 per share and (b) change the name of the series of common stock of the Corporation designated as Hartford Money Market HLS Fund to Hartford Ultrashort Bond HLS Fund.

FOURTH:  The amendments to the charter of the Corporation as set forth in Article THIRD above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law.  The amendments set forth in Article THIRD above are limited to changes expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH:  These Articles of Amendment shall become effective at 9:00 a.m. (Eastern Time) on October 21, 2013 (the “Reverse Stock Split Effective Time”).

SIXTH:  The amendments to the charter of the Corporation as set forth above do not increase the authorized stock of the Corporation.

SEVENTH:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 10th day of October, 2013.

ATTEST:	HARTFORD SERIES FUND, INC.

/s/ Alice A. Pellegrino	/s/ Edward P. Macdonald	(SEAL)
Alice A. Pellegrino	Edward P. Macdonald
Assistant Secretary	Vice President